EX 99.28(m)(1)(ii)

Amendment to
JNL Variable Fund LLC Rule 12b-1 Plan

This Amendment is made by JNL Variable Fund LLC, a Delaware limited liability company (“Company”) to its Rule 12b-1 Plan (“Plan”).

Whereas, the Plan was adopted by the Company on behalf of the Funds listed on Schedule A to the Plan, in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended.

Whereas, pursuant to this Amendment, the Trust is amending Section 2, “Miscellaneous,” paragraph (b), entitled “Continuation” in order to clarify the renewal date of the Plan.

Now Therefore, the Trust hereby amends the Plan as follows:

Delete Paragraph (b) of Section 2 in its entirety, and replace it with the following:

Continuation.  This Plan shall continue in full force and effect as to a Fund (or a class of shares thereof) for so long as such continuance is specifically approved by June 30th of each year by a vote of both (i) the Board of Managers; and (ii) the Rule 12b-1 Managers, cast in person at a meeting called, at least in part, for the purpose of voting on this Plan.

In Witness Whereof, the Company has caused this Amendment to be executed as of June 21, 2013, effective as of May 30, 2013.

JNL Variable Fund LLC

By:	/s/ Kristen K. Leeman
Name:	Kristen K. Leeman
Title:	Assistant Secretary